Exhibit 10.25
Separation Agreement and General Release
     By mutual agreement, John A. Burchett (“Employee”) and Walter Investment Management Corp. (and any successor thereto, the “Company”) (collectively the “Parties”) have agreed to enter into this Separation Agreement and General Release (“General Release”) in connection with Employee’s Amended and Second Restated Employment Agreement effective September 30, 2008 (the “Agreement”), and the receipt by Employee of the Severance Payments and Consideration after Employee’s termination of employment (effective February 2, 2010) as set forth in Paragraph 2 herein.
1.	Employee and the Company have entered into this General Release as a way of amicably settling any potential dispute that has developed or may in the future develop concerning Employee’s employment with the Company, Employee’s termination there from or from any corporation or other business entity that directly or indirectly controls, or is controlled by, or is under common control with, the Company (“Affiliate”), and any claim that the Company or any Affiliate has acted unlawfully, fraudulently, negligently, recklessly, maliciously or breached the terms of any contract, including but not limited to the Agreement, or any other promise, obligation, duty, policy, practice, law or regulation. The execution date of this General Release shall be after Employee’s termination of employment and prior to Employee’s receipt of the Severance Payments and Consideration from the Company.
2.	Employee shall receive the following Severance Payments and Consideration (“Severance Payments and Consideration”):
a.	The Company shall pay Employee in a lump sum $490,000 (minus all applicable withholdings) on or before April 3, 2010.

b.	Beginning the first payroll period following August 3, 2010, the Company shall pay Employee salary continuation at the rate of his present base salary of $393,585 until Employee has received gross pay of $165,475 (minus all applicable withholdings).

c.	The Company shall take all actions necessary, and Employee shall reasonably cooperate as necessary, such that the following grants of equity to Employee shall be fully vested as of the effective date of this General Release: (a) 50,000 Stock Options with an option price of $13.37, granted May 19, 2009; (b) 6,588 Stock Options with an option price of $13.37, granted May 19, 2009; and (c) 5,300 Restricted Stock Units, granted May 19, 2009. Employee shall have until one year following the effective date of this General Release to exercise the stock options identified in this Paragraph 2.c.

d.	The Company at the Company’s sole expense shall continue Employee’s medical and health benefits beginning February 3, 2010, through and including the final date of the salary continuation this Agreement provides for in Paragraph 2.c. hereof.

e.	At the Company’s sole expense, the Company shall continue coverage for Employee under the Company’s directors and officers insurance policy for any claims arising out of any action Employee took while employed since April 17, 2009, which was within the scope of his employment.

f.	The Company’s indemnification obligation to Employee under the Agreement shall remain in full force and effect, notwithstanding Paragraph 3 of this General

Release or anything to the contrary herein.

g.	This General Release eliminates, nulls, and voids the post-employment mitigation obligation in Employee’s Agreement as set forth in greater detail in Paragraph 9(b)(vii) thereof.

h.	The Company shall reimburse Employee for all outstanding business expenses he incurred, consistent with the Company’s policy.

i.	The Company shall pay Employee for his earned, but unused vacation time, within the time and manner specified by the Company’s policy.
3.	In consideration for the Employee entering into the Agreement and for the Severance Payments and Consideration set forth in Paragraph 2 hereof, which Employee shall receive following Employee’s termination of employment and execution of this General Release, Employee on behalf of Employee, Employee’s heirs and assignees, hereby irrevocably and unconditionally releases and forever discharges, individually and collectively, the Company, its Affiliates, and each of their respective officers, directors, employees, shareholders, representatives, agents, predecessors, successors, assigns, and all persons acting by, through or in concert with them (hereinafter the “Released Parties”) of and from any and all charges, claims, complaints, demands, liabilities, causes of action, losses, costs and expenses of any kind whatsoever (including any attorneys’ fees and costs) known or unknown, suspected or unsuspected, that Employee may now have or has ever had against any of the Released Parties by reason of any act, omission, transaction, or event occurring up to the date of Employee’s execution of this General Release. Such release and discharge includes, without limitation, any wrongful, unlawful or constructive termination or discipline claim, any claims relating to any contracts of employment, whether express or implied, any claims related to compensation, including short term, long term, or Employee incentive plans, retention plans, equity or stock option plans, 401(k) plans, and any other compensation or benefit plans in which Employee participated or was entitled to participate, but this release shall not include or supersede any rights of the Employee under that certain Indemnity Agreement between the Employee and the Company dated April 17, 2009, or the other rights set forth and preserved in Paragraph 2 herein. Such release and discharge further includes, without limitation, any claims for defamation, slander, libel, invasion of privacy, misrepresentation, fraud or breach of any covenant of good faith and fair dealing, infliction of emotional distress, or any other claims related to Employee’s employment with the Company or its Affiliate and the termination thereof. Such release and discharge further applies to, but is not limited to, any claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, Employee Order 11246, the U.S. Constitution, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, and any other applicable federal, state or local laws, ordinances and regulations to the fullest extent permitted by law. Employee has not filed any complaints, claims or actions against any of the Released Parties with any federal, state or local court or agency or any arbitration or mediation entity. Employee further agrees not to bring, continue or maintain any claim or legal or arbitration proceeding against any of the Released Parties before any court, agency, arbitration or mediation entity or in any other forum by reason of any of the matters hereby released and discharged. If any court, agency or arbitration or mediation entity assumes jurisdiction of any complaint or claim against any of the Released Parties, Employee shall direct the withdrawal or dismissal of the case or claim with prejudice. However, this General Release shall not be construed to prohibit Employee from filing a charge or complaint with the Equal Employment Opportunity Commission or state or local human rights agency charged with enforcing workplace discrimination laws, except that Employee agrees to waive any right to monetary recovery should any federal, state or local administrative agency pursue any claims on Employee’s behalf arising out of or relating to Employee’s employment with and/or separation from employment with the Company.

4.	Employee understands and agrees that Employee is waiving all actions, claims, and grievances, whether actual or potential, known or unknown, against the Released Parties recited in Paragraph 3 hereof or otherwise arising from Employee’s employment with the Company or its Affiliates, the termination thereof or any other conduct occurring on or prior to the date of Employee’s execution of this General Release. All such claims are forever barred by this General Release whether they arise in contract, tort or upon a statute, law, regulation, or order. Employee hereby waives Employee’s rights under any law that limits a general release to claims that are known to exist at the date of this General Release. The final release of all claims by Employee against the Released Parties constitutes a material part of the consideration flowing from Employee under the Agreement, and the Released Parties as well as their officers, directors, employees, shareholders, representatives, agents, predecessors, successors, assigns, and all persons acting by, through or in concert with them are the intended beneficiaries of this consideration. It is expressly understood and agreed by the parties that this General Release is in full accord, satisfaction and discharge of any and all doubtful and disputed claims by Employee against any of the Released Parties and that this General Release has been signed with the express intent of extinguishing all obligations as herein described. Provided, however, that notwithstanding anything herein to the contrary, Employee is not releasing or waiving any right to the Severance Payments and Consideration under the Agreement.

5.	Except as disclosed in the Company’s 8K filing, Employee agrees that Employee will keep the terms of this General Release completely confidential and that, except as provided herein, Employee will not hereafter disclose or publish any information concerning this General Release, the Severance Payments and Consideration, or any of the matters related thereto. Employee represents that Employee has not discussed and shall not discuss or publish any items related to this General Release, the Severance Payments and Consideration, or any of the matters related thereto to any person, group of persons, agency, body, commission, hearing or news or other media, including the Internet. Employee may make such disclosures to Employee’s immediate family, financial consultants, and Employee’s attorneys. Employee may also make such disclosures as are finally compelled by law, provided Employee gives the Company prompt notice of such legal process in order for the Company to have the opportunity to object to the disclosure of such information.

6.	Employee agrees reasonably to cooperate with the Company in connection with any dispute, claim, litigation or investigation by any person or entity against or involving the Company, any Affiliate, or any of their officers, employees, agents or representatives. As part of this agreement reasonably to cooperate, Employee agrees to speak and/or meet with the Company and/or its representatives or counsel at and for reasonable times upon reasonable notice, without the need for any legal proceeding or compulsory process. Employee also agrees to make Employee available at and for reasonable times upon reasonable notice for such things as interviews, depositions and trials. The Company agrees, to the extent permitted by legal and ethical obligations, to reimburse Employee for reasonable expenses incurred with respect to such cooperation, and for Employee’s time incurred in such cooperation during any period for which Employee is not receiving the Severance Payments and Consideration in Paragraphs 2.a. to 2.c. herein.

7.	Employee covenants and agrees that Employee will not make any statement, written or oral, in disparagement of the Company or any Affiliate, or any of their officers, shareholders, directors, employees, agents or associates (including, but not limited to, negative references to each or any of their products, services or corporate policies), to the general public and/or to the employees, potential employees, customers, potential customers, suppliers, potential suppliers, business partners, and/or potential business partners of the Company or any Affiliate. The Company, and its Affiliates, officers, directors, trustees, representatives, and employees agree not to disparage, slander, defame, or otherwise injure Employee’s reputation.

8.	Employee understands and agrees that Employee:
a.	Has carefully read and fully understands all of the provisions of this General Release;

b.	Knowingly and voluntarily agrees to all of the terms set forth in this General Release;

c.	Knowingly and voluntarily intends to be legally bound by the same;

d.	Has been advised to consult with an attorney of Employee’s choice prior to executing this General Release;

e.	Waives any and all rights and claims arising under the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, and any and all other federal, state, and local laws and regulations;

f.	Has been offered 45 days from Employee’s receipt of this General Release to consider its terms and acknowledges that, if Employee has signed this general Release prior to the expiration of the 45-day consideration period, it is because Employee freely chose to do so;

g.	Has a full 7 days following the execution of this General Release to revoke this

General Release, by providing written notice to Stuart Boyd, and has been and hereby is advised that this General Release shall not become effective until this revocation period has expired;

h.	Is not waiving rights or claims under the Age Discrimination in Employment Act that may arise after the date Employee executes this General Release; and

i.	Has, prior to or simultaneously with the execution of this General Release, resigned as an officer and/or director of the Company and any of its Affiliates.
9.	In the event of a breach by Employee of Employee’s obligations under the Agreement, the Company shall have the right to cease the Severance Payments as a partial remedy for such breach. The cessation of such payments shall not act as a rescission of this General Release, and shall not affect the validity of the general release of claims by Employee, or any other obligation Employee may owe under the Agreement.

10.	This General Release results from negotiations and compromises and shall not be deemed or construed at any time or for any purpose as an admission of liability by the Released Parties.

11.	This General Release shall be governed by the laws of the State of New Jersey (without giving effect to its conflict of laws principles) and shall inure to the benefit of the Company and its successors and assigns. To the extent that either party is permitted to file any action in court that involves any aspect of this General Release, the parties agree that such action must be brought in either federal court in the State of New Jersey, or in the Superior Court of New Jersey, Middlesex County, and the parties irrevocably consent to jurisdiction and venue in such courts.

12.	In the event any provision of this General Release is determined by a court of competent jurisdiction to be unenforceable for any reason, the remaining provisions hereof shall remain in full force and effect and the unenforceable provisions shall be interpreted and rewritten to give effect to the Parties’ intentions.

13.	No modifications of this General Release can be made except in writing signed by Employee and the Company’s authorized representative.

14.	This General Release shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either of the parties hereto.

15.	EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS BEEN ADVISED THAT THIS GENERAL RELEASE IS A BINDING LEGAL DOCUMENT. EMPLOYEE FURTHER AGREES THAT EMPLOYEE HAS HAD ADEQUATE TIME AND A REASONABLE OPPORTUNITY TO REVIEW THE PROVISIONS OF THIS GENERAL RELEASE, HAS BEEN ADVISED TO SEEK LEGAL ADVICE REGARDING ALL OF ITS ASPECTS AND THAT IN EXECUTING THIS GENERAL RELEASE EMPLOYEE HAS ACTED VOLUNTARILY AND HAS NOT RELIED

UPON ANY REPRESENTATION MADE BY ANY OF THE RELEASED PARTIES REGARDING THIS GENERAL RELEASE’S SUBJECT MATTER AND EFFECT. EMPLOYEE HAS READ AND FULLY UNDERSTANDS THIS GENERAL RELEASE AND VOLUNTARILY AGREES TO ITS TERMS.
AGREED, UNDERSTOOD, AND INTENDING TO BE LEGALLY BOUND:
EMPLOYEE:

Dated:
John A. Burchett

ON BEHALF OF THE BOARD OF THE COMPANY:

By:	Dated:

Title:

REVOCATION — PLEASE READ CAREFULLY.
I, John A. Burchett, hereby revoke the foregoing acceptance of this agreement. I understand that to be effective, this revocation must be delivered to the Company no later than 5:00 p.m. on the seventh day after the date on which I delivered the signed acceptance of this Agreement to the Company.
Employee

Date:
John A. Burchett

Name Printed:

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